Exhibit 99.1

NEWS

FOR IMMEDIATE RELEASE

KEYCORP ANNOUNCES CCAR CAPITAL PLAN WHICH INCLUDES

TWO COMMON STOCK DIVIDEND INCREASES AND NEW SHARE

REPURCHASE AUTHORIZATION

No Objection from Federal Reserve to Company’s Capital Plan

CLEVELAND, June 28, 2017 – KeyCorp (NYSE: KEY) announced its 2017 Capital Plan, which was submitted as part of the Federal Reserve’s Comprehensive Capital Analysis and Review. The Federal Reserve indicated it had no objection to the company’s plan, which includes:

•	An increase in the quarterly common share dividend from $0.095 per share up to $0.105 per share. Key’s Board of Directors will consider the potential dividend increase for the fourth quarter of 2017.

•	An additional potential increase in the quarterly common share dividend, up to $.120 per share, which will be considered by the Board of Directors for the second quarter of 2018.

•	A common share repurchase program of up to $800 million.

Share repurchases under the capital plan have been authorized by Key’s Board of Directors and include repurchases to offset issuances of common shares under Key’s employee compensation plans. Key intends to repurchase its common shares through the open market or in privately negotiated transactions over a four-quarter time period. The Company anticipates repurchasing common shares under the 2017 capital plan through June 30, 2018. The reacquired shares will be held as treasury shares and may be reissued for various corporate purposes.

Beth E. Mooney, Key’s Chairman and Chief Executive Officer, stated, “We are pleased to share our CCAR capital plan, which is consistent with our commitment to maintain a strong capital position, while continuing to invest and deploy capital to build long term value for our shareholders. Our plans for the year ahead include two common stock dividend increases, an increase of 11% in the fourth quarter and an additional 14% in the second quarter of 2018, subject to approval of our Board of Directors. We believe dividends are important to our shareholders, and these plans would represent the 8th consecutive year our dividend will have increased. Our plans also include an increase in our common share repurchase authorization. Overall, this represents a significant amount of capital returned to our shareholders and is consistent with the priorities we have outlined for growing our company and building shareholder value.”

About Key

KeyCorp’s roots trace back 190 years to Albany, New York. Headquartered in Cleveland, Ohio, Key is one of the nation’s largest bank-based financial services companies, with assets of approximately $134.5 billion at March 31, 2017. Key provides deposit, lending, cash management, insurance, and investment services to individuals and businesses under the name of KeyBank National Association through a network of more than 1,200 branches and more than 1,500 ATMs. Key also provides a broad range of sophisticated corporate and investment banking products, such as merger and acquisition advice, public and private debt and equity, syndications, and derivatives to middle market companies in selected industries throughout the United States under the KeyBanc Capital Markets trade name. For more information, visit https://www.key.com/. KeyBank is Member FDIC.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about Key’s capital actions. Forward-looking statements can be identified by words such as “plan,” “potential,” “expect,” “anticipate,” “intend,” or “estimate.” Forward-looking statements represent management’s current expectations regarding future events. If underlying assumptions prove to be inaccurate or unknown risks arise, actual results could vary materially from these expectations. Factors that could cause Key’s actual results to differ from those described in the forward-looking statements can be found in KeyCorp’s Form 10-K for the year ended December 31, 2016, as well as in KeyCorp’s subsequent SEC filings, all of which have been filed with the Securities and Exchange Commission and are available on Key’s website (www.key.com/ir) and on the Securities and Exchange Commission’s website (www.sec.gov). Forward-looking statements speak only as of the date they are made and Key does not undertake any obligation to update the forward-looking statements to reflect new information or future events.

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Note to Editors: For up-to-date company information, media contacts and facts and figures about Key lines of business, visit our Media Newsroom at Key.com/newsroom.

For more information contact:

Investor Relations: Vernon Patterson, 216.689.0520, vernon_patterson@keybank.com

Investor Relations: Kelly Dillon, 216.689.3133, kelly_l_dillon@keybank.com

Media: Jack Sparks, 720.904.4554, jack_sparks@keybank.com